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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No.2 to Registration Statement No. 333-35035 (the "Registration Statement") of Security Dynamics Technologies, Inc. (the "Company") on Form S-3 of our report dated July 15, 1997 on the Company's supplemental consolidated financial statements as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the historical consolidated financial statements for a pooling-of-interests and a change in accounting for option grants requiring stockholder approval in 1996) appearing in the Prospectus, which is part of this Registration Statement.


     We also consent to the incorporation by reference in this Registration Statement of our reports dated January 22, 1997 (the report on the historical consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for option grants requiring stockholder approval in 1996) appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 1996.

     We also consent to the references to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

[Deloitte & Touche LLP Signature]

DELOITTE & TOUCHE LLP

Boston, Massachusetts

October 13, 1997